Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Modine Names Neil D. Brinker as President and Chief Executive Officer

Mr. Brinker brings 20 years of experience leading global operations and driving growth across numerous industrial markets

Racine, WI – November 30, 2020 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today announced that its Board of Directors has appointed Neil D. Brinker as the Company’s President and Chief Executive Officer and a member of its Board of Directors, effective December 1, 2020.

“We are very excited to name Neil as our next President and CEO,” said Marsha Williams, Chairperson of Modine’s Board of Directors. “Neil is a proven leader with strong global public company experience across multiple industries. In particular, Neil’s commitment to operational excellence and his diverse experience, along with success executing profitable growth strategies provide him with the skills needed to drive Modine’s transformation to a diversified industrial company.  We look forward to welcoming Neil to our team.”

Ms. Williams concluded, “The Board would also like to thank Mick Lucareli for his tremendous leadership as our Interim President and Chief Executive Officer.  Mick has been with Modine for over 20 years and will be a great resource for Neil.  Mick will continue as Modine’s Chief Financial Officer.”

Mr. Brinker added, “Modine has a long history of providing technical leadership and innovation in thermal management.  The need for sophisticated thermal solutions is accelerating every day, and Modine has the reputation, intellectual knowhow, and talent to become more growth focused in this rapidly transforming world.  I am looking forward to leading this team and accelerating our momentum, as we fully transform into a more diversified thermal management solutions provider.”

Mr. Brinker was previously President and Chief Operating Officer of Advanced Energy Industries, Inc. (NASDAQ: AEIS) since May of 2020, and joined AE in June of 2018 as its Executive Vice President & Chief Operating Officer, where he led global sales, marketing, engineering and operations for the Company’s semiconductor, telecom and networking, data center, industrial, and medical markets. He oversaw a global team of 12,000 employees and led the consolidation of the Company’s global operations to identify and capture organizational synergies. Mr. Brinker brings to Modine extensive transactional experience leading M&A integration at AE and doubling inorganic revenue while divesting non-core assets. Mr. Brinker also has a passion for continuous improvement and process standardization, which will fit well with Modine’s inorganic and organic growth strategy.

Before joining AE, Mr. Brinker served as a Group President at IDEX Corporation (NYSE: IEX) from July 2015 to June 2018.  Previously, he held leadership roles at IDEX from April of 2012 to July 2015.  Mr. Brinker also held numerous management roles at  Danaher Corporation from 2007 to 2012, as well as various operations roles at General Motors from 2001 to 2007.

Mr. Brinker holds a Bachelor of Science in Mechanical Engineering from Michigan State University, a Master of Engineering from the University of Michigan, and a Master of Business Administration from Eastern Michigan University.

About Modine

Modine, with fiscal 2020 revenues of $2.0 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its four complementary segments: CIS; BHVAC; HDE; and Automotive. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the year ended March 31, 2020 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2020 and September 30, 2020. Other risks and uncertainties include, but are not limited to, the following: the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including our ability to successfully complete the pending sale of our liquid-cooled automotive business, including the receipt of governmental and third-party approvals and satisfaction of other closing conditions, and our ability to successfully exit our other automotive businesses; our ability to effectively and efficiently reduce our cost structure in response to sales volume declines and complete restructuring activities and realize benefits thereon; our ability to comply with the financial covenants in our credit agreements and to fund our global liquidity requirements efficiently, particularly in light of the volatility and negative impacts to the financial markets resulting from COVID-19; operational inefficiencies as a result of program launches, unexpected volume increases, product transfers, and delays or inefficiencies resulting from restrictions imposed in response to the COVID-19 pandemic; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, tariffs (and potential trade war impacts resulting from tariffs or retaliatory actions), inflation, changes in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic and other matters, that have been or may be implemented in the U.S. or abroad, and continuing uncertainty regarding the impacts of “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain talent in managerial, leadership, and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

SOURCE: Modine Manufacturing Company

Investor & Media Contact

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com